March 2022

Preliminary Terms No. 4,367

Registration Statement Nos. 333-250103; 333-250103-01

Dated March 8, 2022

Filed pursuant to Rule 433

Morgan Stanley Finance LLC

Floating Rate Notes due 2061 with Holder Put Right

Based on the Secured Overnight Financing Rate (SOFR)

(Using a Daily Compounding Calculation Method)

Fully and Unconditionally Guaranteed by Morgan Stanley

You may request that we repurchase all or a portion of your notes on an annual basis on or after the initial repurchase date (which will be two years after the issue date), subject to your compliance with the minimum repurchase amount, the procedural requirements and the other limitations set forth in this pricing supplement, at the applicable repurchase amount specified in the table below. As further described below, these procedural requirements will include us receiving a repurchase notice at least thirteen months prior to the relevant repurchase date. You will receive less than the stated principal amount per note to be redeemed if you request that we repurchase your notes on any repurchase date prior to March 14, 2052.

The interest rate on the notes will be based on the Secured Overnight Financing Rate (“SOFR”), compounded daily over a monthly interest payment period in accordance with the specific formula described under “Description of Debt Securities—SOFR Debt Securities” in the accompanying prospectus. We refer to this compounded SOFR rate as the base rate. Interest will accrue and be payable on the notes monthly, in arrears, at a variable rate per annum equal to the base rate minus 0.35%, subject to the minimum interest rate of 0.00% per annum, as determined on the interest payment period end-date for the relevant interest payment period (or the rate cut-off date for the final interest payment period).

SOFR has been identified by the Federal Reserve Bank of New York’s Alternative Reference Rates Committee as its recommended alternative to U.S. dollar LIBOR for certain financial contracts and is intended to be a broad measure of the cost of borrowing cash overnight collateralized by U.S. Treasury securities. For a description of SOFR, see “Secured Overnight Financing Rate” below. Publication of SOFR began on April 3, 2018 and it therefore has a very limited history. Any failure of SOFR to gain market acceptance could adversely affect the notes. For further discussion of risks related to the notes, including these and other risks related to the fact that the base rate is determined by reference to SOFR, see “Risk Factors” beginning on page 8.

All payments are subject to our credit risk. If we default on our obligations, you could lose some or all of your investment. These securities are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.

SUMMARY TERMS
Issuer:	Morgan Stanley Finance LLC (“MSFL”)
Guarantor:	Morgan Stanley
Aggregate principal amount:	$ . May be increased prior to the original issue date but we are not required to do so.
Issue price:	$1,000 per note
Stated principal amount:	$1,000 per note
Pricing date:	March , 2022
Original issue date:	March 14, 2022 ( business days after the pricing date)
Maturity date:	December 31, 2061. See “—Interest payment period end-dates” and “—Interest payment dates” below.
Interest accrual date:	March 14, 2022
Payment at maturity:	Unless earlier repurchased, the payment at maturity per note will be the stated principal amount plus accrued and unpaid interest, if any.
Early repurchase:

You may request that we repurchase all or a portion of your notes on any repurchase date on or after March 14, 2024 (the “initial repurchase date”) by following the procedures described under “Annex A—Supplemental Terms of the Notes—Early Repurchase,” which will include us receiving a repurchase notice by no later than 4:00 p.m., New York City time, thirteen months prior to the relevant repurchase date. If you fail to comply with these procedures, your notice will be deemed ineffective and we will not repurchase your notes. Your request that we repurchase your notes is irrevocable. To exercise the early repurchase right, you must submit notes for repurchase having an aggregate stated principal amount equal to the minimum repurchase amount of $100,000 or an integral multiple of $1,000 in excess thereof.

For the avoidance of doubt, if any notes are repurchased, the determination of accrued and unpaid interest on the notes so repurchased (determined using a final interest payment date, final interest payment period end-date and rate cut-off date relating to the repurchase) shall have no effect on the determination of accrued and unpaid interest on the notes that are not so repurchased.

Repurchase amount:

Upon early repurchase, you will receive for each $1,000 stated principal amount note, on the applicable repurchase date, a cash “repurchase amount” equal to the following amount, as applicable, plus any accrued and unpaid interest:

Repurchase dates from and including	To but excluding	Repurchase amount*
March 14, 2024	March 14, 2052	$970
March 14, 2052	Maturity date	$1,000

*In addition to the repurchase amount, you will receive, on the applicable repurchase date, any accrued and unpaid interest. Interest will cease to accrue on the notes on the applicable repurchase date.

You may request that we repurchase all or a portion of your notes on an annual basis on or after the initial repurchase date, subject to your compliance with the minimum repurchase amount, the procedural requirements and the other limitations set forth herein and under “Annex A—Supplemental Terms of the Notes—Early Repurchase.” You will receive less than the stated principal amount per note to be redeemed if you request that we repurchase your notes on any repurchase date prior to March 14, 2052.

Depending on market conditions, including changes in interest rates, it is possible that the value of the notes in the secondary market at any time may be greater than the repurchase amount. Accordingly, prior to exercising the early repurchase right described above, you should contact the broker or other entity through which the notes are held to determine whether a sale of the notes in the secondary market may result in greater proceeds than the repurchase amount.

Terms continued on the following page:
Estimated value on the pricing date:	Approximately $963.60 per note, or within $23.60 of that estimate. See “The Notes” on page 4.
Commissions and issue price:	Price to public	Agent’s commissions(1)	Proceeds to us(2)
Per note	$1,000	$	$
Total	$	$	$
(1)	Morgan Stanley or one of our affiliates will pay varying discounts and commissions to dealers, including Morgan Stanley Wealth Management (an affiliate of the agent) and their financial advisors, of up to $ per note depending on market conditions. See “Supplemental Information Concerning Plan of Distribution; Conflicts of Interest.” For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement.

(2)	See “Use of Proceeds and Hedging” on page 12.

You should read this document together with the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below, before you decide to invest.

Prospectus Supplement dated November 16, 2020	Prospectus dated November 16, 2020

References to “we,” “us” and “our” refer to Morgan Stanley or MSFL, or Morgan Stanley and MSFL collectively, as the context requires.

The notes are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

MSFL and Morgan Stanley have filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents MSFL and Morgan Stanley have filed with the SEC for more complete information about MSFL, Morgan Stanley and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at.www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

Morgan Stanley Finance LLC

Floating Rate Notes due 2061 with Holder Put Right

Based on the Secured Overnight Financing Rate (SOFR)

(Using a Daily Compounding Calculation Method)

Terms continued from previous page:

Repurchase dates:	$970 repurchase amount*		$1,000 repurchase amount*
	Date by which we must receive your repurchase notice	Repurchase date	Date by which we must receive your repurchase notice	Repurchase date
	February 14, 2023	March 14, 2024	February 14, 2051	March 14, 2052
	February 14, 2024	March 14, 2025	February 14, 2052	March 14, 2053
	February 14, 2025	March 14, 2026	February 14, 2053	March 14, 2054
	February 13, 2026	March 14, 2027	February 13, 2054	March 14, 2055
	February 12, 2027	March 14, 2028	February 12, 2055	March 14, 2056
	February 14, 2028	March 14, 2029	February 14, 2056	March 14, 2057
	February 14, 2029	March 14, 2030	February 14, 2057	March 14, 2058
	February 14, 2030	March 14, 2031	February 14, 2058	March 14, 2059
	February 14, 2031	March 14, 2032	February 14, 2059	March 14, 2060
	February 13, 2032	March 14, 2033	February 13, 2060	March 14, 2061
	February 14, 2033	March 14, 2034
	February 14, 2034	March 14, 2035
	February 14, 2035	March 14, 2036
	February 14, 2036	March 14, 2037
	February 13, 2037	March 14, 2038
	February 12, 2038	March 14, 2039
	February 14, 2039	March 14, 2040
	February 14, 2040	March 14, 2041
	February 14, 2041	March 14, 2042
	February 14, 2042	March 14, 2043
	February 13, 2043	March 14, 2044
	February 12, 2044	March 14, 2045
	February 14, 2045	March 14, 2046
	February 14, 2046	March 14, 2047
	February 14, 2047	March 14, 2048
	February 14, 2048	March 14, 2049
	February 12, 2049	March 14, 2050
	February 14, 2050	March 14, 2051

*In addition to the repurchase amount, you will receive, on the applicable repurchase date, any accrued and unpaid interest.

If any repurchase date is not a business day, that repurchase amount payment will be made on the next succeeding business day and no adjustment will be made to any repurchase amount payment made on that succeeding business day.
Repurchase notice:

A repurchase notice substantially in the form of the repurchase notice set forth in Annex B to this pricing supplement.

For a description of risks related to early repurchase, see “Risk Factors” beginning on page 8.

Base rate:	The Secured Overnight Financing Rate (compounded daily over a monthly interest payment period in accordance with the specific formula described in the accompanying prospectus) (“compounded SOFR”). As further described in the accompanying prospectus, (i) in determining the base rate for a U.S. government securities business day, the base rate generally will be the rate in respect of such day that is provided on the following U.S. government securities business day and (ii) in determining the base rate for any other day, such as a Saturday, Sunday or holiday, the base rate generally will be the rate in respect of the immediately preceding U.S. government securities business day that is provided on the following U.S. government securities business day. Please see “Description of Debt Securities—SOFR Debt Securities” in the accompanying prospectus.
Interest rate:

For each interest payment period:

Base rate minus 0.35%; subject to the minimum interest rate

The spread described above will be subtracted from the accrued interest compounding factor for an interest payment period. See “Description of Debt Securities—Floating Rate Debt Securities” in the accompanying prospectus, subject to and as modified by “Description of Debt Securities—SOFR Debt Securities” in the accompanying prospectus.

The level of the base rate applicable to each interest payment period will be determined on the interest payment period end-date for such interest payment period (or the rate cut-off date for the final interest payment period).

Interest for each interest payment period is subject to the minimum interest rate of 0.00% per annum.

Index maturity:	Daily
Index currency:	U.S. dollars
Interest payment periods:	Monthly. With respect to an interest payment date, the period from and including the second most recent interest payment period end-date (or from and including the original issue date in the case of the first interest payment period) to but excluding the immediately preceding interest payment period end-date; provided that (i) the interest payment period with respect to the final interest payment date (i.e., the maturity date or, if you request that we repurchase your notes, the repurchase date for such notes) will be the period from and including the second-to-last interest payment period end-date to but excluding the maturity date or, if you request that we repurchase your notes, to but excluding the repurchase date for such notes (in each case, the final interest payment period end-date) and (ii) with respect to such final interest payment period, the level of SOFR for each calendar day in the period from and including the rate cut-off date to but excluding the maturity date or repurchase date, as applicable, shall be the level of SOFR in respect of such rate cut-off date.
Interest payment period end-dates:	The 14th calendar day of each month, commencing April 2022, and the maturity date or, if you request that we repurchase your notes, ending on the repurchase date for such notes; provided that if any scheduled interest payment period end-date, other than the maturity date or, if you request that we repurchase your notes, the repurchase date for such notes, falls on a day that is not a business day, it will be postponed to the following business day. If the scheduled final interest payment period end-date for the notes (i.e., the maturity date or, if you request that we repurchase your notes, the repurchase date for such notes) falls on a day that is not a business day, the payment of principal and interest will be made on the next succeeding business day, but interest on that payment will not accrue during the period from and after the scheduled final interest payment period end-date.
Interest payment dates:	The second business day following each interest payment period end-date; provided that the interest payment date with respect to the final interest payment period will be the maturity date or, if you request that we repurchase your notes, the repurchase date for such notes. If the scheduled maturity date falls on a day that is not a business day, the payment of principal and interest will be made on the next succeeding business day, but interest on that payment will not accrue during the period from and after the scheduled maturity date or repurchase date.
Terms continued on the following page:
March 2022	Page 2

Morgan Stanley Finance LLC

Floating Rate Notes due 2061 with Holder Put Right

Based on the Secured Overnight Financing Rate (SOFR)

(Using a Daily Compounding Calculation Method)

Terms continued from previous page:
Rate cut-off date:	The second U.S. government securities business day prior to the maturity date or repurchase date, as applicable
Business day:	New York
Day-count convention:	30/360 (Bond Basis)
Minimum interest rate:	0.00% per annum
Maximum interest rate:	Not applicable
Optional redemption by the issuer:	We may not redeem the notes at our option prior to the maturity thereof.
Specified currency:	U.S. dollars
No listing:	The notes will not be listed on any securities exchange.
CUSIP / ISIN:	61773FFA6 / US61773FFA66
Book-entry or certificated note:	Book-entry
Agent:	Morgan Stanley & Co. LLC (“MS & Co.”), an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley. See “Supplemental Information Concerning Plan of Distribution; Conflicts of Interest.”
Calculation agent:

Morgan Stanley Capital Services LLC.

All determinations made by the calculation agent will be at the sole discretion of the calculation agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the trustee and us. All determinations related to the base rate will be made by the calculation agent.

All percentages used in or resulting from any calculation of the rate of interest on the notes will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, with 0.000005% rounded up to 0.00001%, and all U.S. dollar amounts used in or resulting from these calculations on the notes will be rounded to the nearest cent, with one-half cent rounded upward.

Because the calculation agent is our affiliate, the economic interests of the calculation agent and its affiliates may be adverse to your interests as an investor in the notes, including with respect to certain determinations and judgments that the calculation agent must make in determining the payment that you will receive on each interest payment date and at maturity. Please see “Description of Debt Securities—SOFR Debt Securities” in the accompanying prospectus. The calculation agent is obligated to carry out its duties and functions as calculation agent in good faith and using its reasonable judgment.

Trustee:	The Bank of New York Mellon
March 2022	Page 3

Morgan Stanley Finance LLC

Floating Rate Notes due 2061 with Holder Put Right

Based on the Secured Overnight Financing Rate (SOFR)

(Using a Daily Compounding Calculation Method)

The Notes

The notes offered are debt securities of Morgan Stanley Finance LLC (“MSFL”) and are fully and unconditionally guaranteed by Morgan Stanley. You may request that we repurchase all or a portion of your notes on an annual basis on or after the initial repurchase date (which will be two years after the issue date), subject to your compliance with the minimum repurchase amount, the procedural requirements and the other limitations set forth in this pricing supplement, at the applicable repurchase amount, as follows:

Repurchase dates from and including	To but excluding	Repurchase amount
March 14, 2024	March 14, 2052	$970
March 14, 2052	Maturity date	$1,000

You will receive less than the stated principal amount per note to be redeemed if you request that we repurchase your notes on any repurchase date prior to March 14, 2052.

Interest will accrue and be payable on the notes monthly, in arrears, at a variable rate per annum equal to the base rate minus 0.35%, subject to the minimum interest rate of 0.00% per annum, as determined on the interest payment period end-date for the relevant interest payment period (or the rate cut-off date for the final interest payment period). The base rate is SOFR, compounded daily over a monthly interest payment period, as further described under “Description of Debt Securities—SOFR Debt Securities” in the accompanying prospectus.

We describe the basic features of the notes in the sections of the accompanying prospectus called “Description of Debt Securities—Floating Rate Debt Securities” and prospectus supplement called “Description of Notes,” in each case subject to and as modified by the provisions described herein. For the avoidance of doubt, the terms set forth in the accompanying prospectus under “Description of Debt Securities—Redemption and Repurchase of Debt Securities—Repayment at Option of Holder” shall not apply to the notes.

We describe how interest is paid on the notes under “Description of Debt Securities—Floating Rate Debt Securities” in the accompanying prospectus, subject to and as modified by the provisions described under “Description of Debt Securities—SOFR Debt Securities” in the accompanying prospectus with respect to the compounding method used to calculate accrued interest and the application of the spread to such method.

All payments on the notes are subject to our credit risk.

The stated principal amount and issue price of each note is $1,000. This price includes costs associated with issuing, selling, structuring and hedging the notes, which are borne by you, and, consequently, the estimated value of the notes on the pricing date will be less than the issue price. We estimate that the value of each note on the pricing date will be approximately $963.60, or within $23.60 of that estimate. Our estimate of the value of the notes as determined on the pricing date will be set forth in the final pricing supplement.

What goes into the estimated value on the pricing date?

In valuing the notes on the pricing date, we take into account that the notes comprise both a debt component and a performance-based component linked to SOFR. The estimated value of the notes is determined using our own pricing and valuation models, market inputs and assumptions relating to SOFR, instruments based on SOFR, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the notes?

In determining the economic terms of the notes, including the interest rate and the minimum interest rate applicable to each interest payment period, we use an internal funding rate, which is likely to be lower than our secondary market credit spreads and therefore advantageous to us. If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the notes would be more favorable to you.

What is the relationship between the estimated value on the pricing date and the secondary market price of the notes?

The price at which MS & Co. purchases the notes in the secondary market, absent changes in market conditions, including those related to interest rates and SOFR, may vary from, and be lower than, the estimated value on the pricing date, because the

March 2022	Page 4

Morgan Stanley Finance LLC

Floating Rate Notes due 2061 with Holder Put Right

Based on the Secured Overnight Financing Rate (SOFR)

(Using a Daily Compounding Calculation Method)

secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type, the costs of unwinding the related hedging transactions and other factors.

MS & Co. may, but is not obligated to, make a market in the notes and, if it once chooses to make a market, may cease doing so at any time.

March 2022	Page 5

Morgan Stanley Finance LLC

Floating Rate Notes due 2061 with Holder Put Right

Based on the Secured Overnight Financing Rate (SOFR)

(Using a Daily Compounding Calculation Method)

Secured Overnight Financing Rate

SOFR is published by the New York Federal Reserve and is intended to be a broad measure of the cost of borrowing cash overnight collateralized by U.S. Treasury securities. The New York Federal Reserve reports that SOFR includes all trades in the Broad General Collateral Rate and bilateral Treasury repurchase agreement (repo) transactions cleared through the delivery-versus-payment service offered by the Fixed Income Clearing Corporation (the “FICC”), a subsidiary of the Depository Trust and Clearing Corporation (“DTCC”), and SOFR is filtered by the New York Federal Reserve to remove some (but not all) of the foregoing transactions considered to be “specials.” According to the New York Federal Reserve, “specials” are repos for specific-issue collateral, which take place at cash-lending rates below those for general collateral repos because cash providers are willing to accept a lesser return on their cash in order to obtain a particular security.

The New York Federal Reserve reports that SOFR is calculated as a volume-weighted median of transaction-level tri-party repo data collected from The Bank of New York Mellon as well as General Collateral Finance Repo transaction data and data on bilateral Treasury repo transactions cleared through the FICC’s delivery-versus-payment service. The New York Federal Reserve also notes that it obtains information from DTCC Solutions LLC, an affiliate of DTCC.

If data for a given market segment were unavailable for any day, then the most recently available data for that segment would be utilized, with the rates on each transaction from that day adjusted to account for any change in the level of market rates in that segment over the intervening period. SOFR would be calculated from this adjusted prior day’s data for segments where current data were unavailable, and unadjusted data for any segments where data were available. To determine the change in the level of market rates over the intervening period for the missing market segment, the New York Federal Reserve would use information collected through a daily survey conducted by its Trading Desk of primary dealers’ repo borrowing activity. Such daily survey would include information reported by Morgan Stanley & Co. LLC, a wholly owned subsidiary of Morgan Stanley, as a primary dealer.

The New York Federal Reserve notes on its publication page for SOFR that use of SOFR is subject to important limitations, indemnification obligations and disclaimers, including that the New York Federal Reserve may alter the methods of calculation, publication schedule, rate revision practices or availability of SOFR at any time without notice.

Each U.S. Government Securities Business Day, the New York Federal Reserve publishes SOFR on its website at approximately 8:00 a.m., New York City time. If errors are discovered in the transaction data provided by The Bank of New York Mellon or DTCC Solutions LLC, or in the calculation process, subsequent to the initial publication of SOFR but on that same day, SOFR and the accompanying summary statistics may be republished at approximately 2:30 p.m., New York City time. Additionally, if transaction data from The Bank of New York Mellon or DTCC Solutions LLC had previously not been available in time for publication, but became available later in the day, the affected rate or rates may be republished at around this time. Rate revisions will only be effected on the same day as initial publication and will only be republished if the change in the rate exceeds one basis point. Any time a rate is revised, a footnote to the New York Federal Reserve’s publication would indicate the revision. This revision threshold will be reviewed periodically by the New York Federal Reserve and may be changed based on market conditions.

Because SOFR is published by the New York Federal Reserve based on data received from other sources, we have no control over its determination, calculation or publication. See “Risk Factors” below.

The information contained in this section “Secured Overnight Financing Rate” is based upon the New York Federal Reserve’s Website and other U.S. government sources.

March 2022	Page 6

Morgan Stanley Finance LLC

Floating Rate Notes due 2061 with Holder Put Right

Based on the Secured Overnight Financing Rate (SOFR)

(Using a Daily Compounding Calculation Method)

Historical Information

The following graph sets forth the historical percentage levels of SOFR as published by the New York Federal Reserve for the period from April 2, 2018 to March 4, 2022. The historical levels of SOFR should not be taken as an indication of its future performance and no assurance can be given as to the level of SOFR or the base rate on any day during the term of the notes. In addition, the historical levels of SOFR do not reflect the daily compounding calculation method used to calculate the base rate. We obtained the information in the graph below from Bloomberg Financial Markets, without independent verification.

* The red line in the graph above represents the minimum interest rate of 0.00% per annum applicable to each interest payment period during the term of the notes.

You should note that publication of SOFR began on April 3, 2018 and it therefore has a very limited history. Among other things, SOFR and, therefore, the base rate may not increase or decrease over the term of the notes in accordance with the trends depicted in the graph above and the size and frequency of any fluctuations in SOFR and, therefore, the base rate over the term of the notes, which we refer to as volatility, may be significantly different from the volatility of SOFR depicted in the graph above. See “Risk Factors—SOFR-Related Risks—SOFR Has a Very Limited History; the Future Performance of SOFR Cannot be Predicted Based on Historical Performance” in the accompanying prospectus.

March 2022	Page 7

Morgan Stanley Finance LLC

Floating Rate Notes due 2061 with Holder Put Right

Based on the Secured Overnight Financing Rate (SOFR)

(Using a Daily Compounding Calculation Method)

Risk Factors

The notes involve risks not associated with an investment in ordinary floating rate notes. An investment in the notes entails significant risks not associated with similar investments in a conventional debt security, including, but not limited to, fluctuations in SOFR, and other events that are difficult to predict and beyond our control. This section describes the material risks relating to the notes. For a complete list of risk factors, please see the accompanying prospectus supplement and prospectus. You should carefully consider whether the notes are suited to your particular circumstances before you decide to purchase them. Accordingly, prospective investors should consult their financial and legal advisers as to the risks entailed by an investment in the notes and the suitability of the notes in light of their particular circumstances.

Risks Relating to an Investment in the Notes

▪	If you elect to exercise the early repurchase right, we must receive your repurchase notice at least thirteen months prior to the relevant repurchase date, which is a significant period of time, and you must comply with the minimum repurchase amount, the other procedural requirements and the other limitations set forth in this pricing supplement. If you elect to exercise the early repurchase right, your request that we repurchase your notes is only valid if we receive your repurchase notice by no later than 4:00 p.m., New York City time, thirteen months prior to the relevant repurchase date and if you follow the procedures described under “Annex A—Supplemental Terms of the Notes—Early Repurchase” and we (or our affiliates) acknowledge receipt of the repurchase notice that same day. If we do not receive that repurchase notice, or we (or our affiliates) do not acknowledge receipt of that notice as provided in Annex A below, your repurchase request will not be effective and we will not be required to repurchase your notes on the corresponding repurchase date. Because of the timing requirements of the repurchase notice, you will need to decide whether to exercise the early repurchase right with respect to a repurchase date significantly in advance of such repurchase date and settlement of the repurchase will be significantly longer than a sale and settlement in the secondary market. As your request that we repurchase your notes is irrevocable, this will subject you to market risk in the event the market fluctuates after we receive your request. In addition, you may not exercise the early repurchase right prior to the initial repurchase date, and thereafter, you may exercise the early repurchase right only once every year. Further, you cannot require us to repurchase less than $100,000 principal amount of notes on any repurchase date.

▪	If you request that we repurchase your notes on any repurchase date prior to March 14, 2052, you will receive less than the stated principal amount per note to be redeemed and lose a portion of your initial investment in the notes. If you request that we repurchase your notes on any repurchase date prior to March 14, 2052, the payment that you receive on the repurchase date will be a repurchase amount that is equal to $970 for each $1,000 in stated principal amount of notes to be repurchased, plus any accrued and unpaid interest. Accordingly, you may receive less than the stated principal amount per note to be redeemed and lose a portion of your initial investment in the notes upon an early repurchase. Additionally, depending on market conditions, including changes in interest rates, it is possible that the value of the notes in the secondary market at any time may be greater than the repurchase amount. Accordingly, prior to exercising the early repurchase right described above, you should contact the broker or other entity through which the notes are held to determine whether a sale of the notes in the secondary market may result in greater proceeds than the repurchase amount.

▪	Investors are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the notes. Investors are dependent on our ability to pay all amounts due on the notes on interest payment dates, on repurchase dates and at maturity and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. If we default on our obligations under the notes, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the notes prior to maturity will be affected by changes in the market’s view of our creditworthiness. Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the value of the notes.

▪	As a finance subsidiary, MSFL has no independent operations and will have no independent assets. As a finance subsidiary, MSFL has no independent operations beyond the issuance and administration of its securities and will have no independent assets available for distributions to holders of MSFL securities if they make claims in respect of such securities in a bankruptcy, resolution or similar proceeding. Accordingly, any recoveries by such holders will be limited to those available under the related guarantee by Morgan Stanley and that guarantee will rank pari passu with all other unsecured, unsubordinated obligations of Morgan Stanley. Holders will have recourse only to a single claim against Morgan Stanley

March 2022	Page 8

Morgan Stanley Finance LLC

Floating Rate Notes due 2061 with Holder Put Right

Based on the Secured Overnight Financing Rate (SOFR)

(Using a Daily Compounding Calculation Method)

and its assets under the guarantee. Holders of securities issued by MSFL should accordingly assume that in any such proceedings they would not have any priority over and should be treated pari passu with the claims of other unsecured, unsubordinated creditors of Morgan Stanley, including holders of Morgan Stanley-issued securities.

▪	The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the notes in the original issue price reduce the economic terms of the notes, cause the estimated value of the notes to be less than the original issue price and will adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., are willing to purchase the notes in secondary market transactions will likely be significantly lower than the original issue price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the original issue price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type, the costs of unwinding the related hedging transactions as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the notes in the original issue price and the lower rate we are willing to pay as issuer make the economic terms of the notes less favorable to you than they otherwise would be.

▪	The estimated value of the notes is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price. These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the notes than those generated by others, including other dealers in the market, if they attempted to value the notes. In addition, the estimated value on the pricing date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your notes in the secondary market (if any exists) at any time. The value of your notes at any time after the date of this pricing supplement will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions.

▪	The notes will not be listed on any securities exchange and secondary trading may be limited. The notes will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the notes. MS & Co. may, but is not obligated to, make a market in the notes and, if it once chooses to make a market, may cease doing so at any time. When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the notes, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Since other broker-dealers may not participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were to cease making a market in the notes, it is likely that there would be no secondary market for the notes. Accordingly, you should be willing to hold your notes to maturity or an earlier repurchase. The availability and liquidity of a secondary market for the notes will also be affected by the degree to which purchasers treat the notes as qualified replacement property, as discussed below.

▪	Morgan Stanley & Co. LLC, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, has determined the estimated value on the pricing date. MS & Co. has determined the estimated value of the notes on the pricing date.

SOFR-Related Risks

▪	The interest rate on the notes is based on a daily compounded SOFR rate, which is relatively new in the marketplace. For each interest payment period, the interest rate on the notes is based on a daily compounded SOFR rate calculated using the specific formula described in the accompanying prospectus, not the SOFR rate published on or in respect of a particular date during such interest payment period or an average of SOFR rates during such period. For this and other reasons, the interest rate on the notes during any interest payment period will not be the same as the interest rate on other SOFR-linked investments that use an alternative basis to determine the applicable interest rate. Further, if the SOFR rate in respect of a particular date during an interest payment period is negative, the portion of the accrued interest

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Based on the Secured Overnight Financing Rate (SOFR)

(Using a Daily Compounding Calculation Method)

compounding factor specifically attributable to such date will be less than one, resulting in a reduction to the accrued interest compounding factor used to calculate the interest payable on the notes on the interest payment date for such interest payment period. Moreover, in calculating the interest payable on the notes for each interest payment period, 0.35% will be subtracted from the accrued interest compounding factor for such interest payment period. As a result, the interest payable on the notes will be less than that which would be payable without such deduction.

In addition, very limited market precedent exists for securities that use SOFR as the interest rate and the method for calculating an interest rate based upon SOFR in those precedents varies. Accordingly, the specific formula for the daily compounded SOFR rate used in the notes may not be widely adopted by other market participants, if at all. If the market adopts a different calculation method, that would likely adversely affect the market value of such notes.

▪	The amount of interest payable with respect to each interest payment period will be determined near the end of the interest payment period. The level of the base rate applicable to each interest payment period and, therefore, the amount of interest payable with respect to such interest payment period will be determined on the interest payment period end-date for such interest payment period (or the rate cut-off date for the final interest payment period). Because each such date is near the end of such interest payment period, you will not know the amount of interest payable with respect to each such interest payment period until shortly prior to the related interest payment date and it may be difficult for you to reliably estimate the amount of interest that will be payable on each such interest payment date.

▪	The price at which the notes may be sold prior to maturity will depend on a number of factors and may be substantially less than the amount for which they were originally purchased. Some of these factors include, but are not limited to: (i) actual or anticipated changes in the level of SOFR, (ii) volatility of the level of SOFR, (iii) changes in interest and yield rates, (iv) any actual or anticipated changes in our credit ratings or credit spreads and (v) the time remaining to maturity of such notes. Generally, the longer the time remaining to maturity and the more tailored the exposure, the more the market price of the notes will be affected by the other factors described in the preceding sentence. This can lead to significant adverse changes in the market price of securities like the notes. Depending on the actual or anticipated level of SOFR, the market value of the notes is expected to decrease and you may receive substantially less than 100% of the issue price if you are able to sell your notes prior to maturity.

▪	Our affiliates may publish research that could affect the market value of the notes. They also expect to hedge the issuer’s obligations under such notes. One or more of our affiliates may, at present or in the future, publish research reports with respect to movements in interest rates generally, or the LIBOR transition or SOFR specifically. This research is modified from time to time without notice to you and may express opinions or provide recommendations that are inconsistent with purchasing or holding the notes. Any of these activities may affect the market value of such notes. In addition, our affiliates expect to hedge the issuer’s obligations under the notes and they may realize a profit from that expected hedging activity even if investors do not receive a favorable investment return under the terms of such notes or in any secondary market transaction.

▪	The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, (or, if applicable, we or our designee) will make determinations with respect to the notes. The calculation agent will make certain determinations with respect to the notes as further described in the accompanying prospectus. In addition, if a Benchmark Transition event and its related Benchmark Replacement Date have occurred, we or our designee will make certain determinations with respect to the notes in our or our designee’s sole discretion as further described under “Description of Debt Securities—SOFR Debt Securities—Determination of SOFR” in the accompanying prospectus. Any of these determinations may adversely affect the payout to investors. Moreover, certain determinations may require the exercise of discretion and the making of subjective judgments, such as with respect to the base rate or the occurrence or non-occurrence of a Benchmark Transition Event and any Benchmark Replacement Conforming Changes. These potentially subjective determinations may adversely affect the payout to you on the notes. For further information regarding these types of determinations, see “Description of Debt Securities—SOFR Debt Securities” in the accompanying prospectus.

▪	In determining the base rate for the final interest payment period, the level of SOFR for any day from and including the rate cut-off date to but excluding the maturity date or repurchase date, as applicable, will be the level of SOFR in respect of such rate cut-off date. For the final interest payment period, because the level of SOFR for any day from and including the rate cut-off date to but excluding the maturity date or repurchase date, as applicable, will be the level of SOFR in respect of such rate cut-off date, you will not receive the benefit of any increase in the level in respect of SOFR

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Based on the Secured Overnight Financing Rate (SOFR)

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beyond the level for such date in connection with the determination of the interest payable with respect to such interest payment period, which could adversely impact the amount of interest payable with respect to that interest payment period.

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Morgan Stanley Finance LLC

Floating Rate Notes due 2061 with Holder Put Right

Based on the Secured Overnight Financing Rate (SOFR)

(Using a Daily Compounding Calculation Method)

Use of Proceeds and Hedging

The proceeds from the sale of the notes will be used by us for general corporate purposes. We will receive, in aggregate, $1,000 per note issued, because, when we enter into hedging transactions in order to meet our obligations under the notes, our hedging counterparty will reimburse the cost of the agent’s commissions. The costs of the notes borne by you and described on page 4 above comprise the agent’s commissions and the cost of issuing, structuring and hedging the notes.

Supplemental Information Concerning Plan of Distribution; Conflicts of Interest

Morgan Stanley or one of our affiliates will pay varying discounts and commissions to dealers, including Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth Management”) and their financial advisors, of up to $ per note depending on market conditions. The agent may distribute the notes through Morgan Stanley Wealth Management, as selected dealer, or other dealers, which may include Morgan Stanley & Co. International plc (“MSIP”) and Bank Morgan Stanley AG. Morgan Stanley Wealth Management, MSIP and Bank Morgan Stanley AG are affiliates of ours. The costs included in the original issue price of the notes will include a fee paid by MS & Co. to LFT Securities, LLC, an entity in which an affiliate of Morgan Stanley Wealth Management has an ownership interest, for providing certain electronic platform services with respect to this offering.

MS & Co. is an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley, and it and other affiliates of ours expect to make a profit by selling, structuring and, when applicable, hedging the notes. When MS & Co. prices this offering of notes, it will determine the economic terms of the notes such that for each note the estimated value on the pricing date will be no lower than the minimum level described in “The Notes” on page 4.

MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.

Acceleration Amount in Case of an Event of Default

In case an event of default with respect to the notes shall have occurred and be continuing, the amount declared due and payable per note upon any acceleration of the notes shall be determined by the calculation agent, after consultation with us, and shall be an amount in cash equal to the stated principal amount plus accrued and unpaid interest calculated as if the date of such acceleration were the maturity date, final interest payment period end-date (if applicable) and final interest payment date.

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Based on the Secured Overnight Financing Rate (SOFR)

(Using a Daily Compounding Calculation Method)

Tax Considerations

In the opinion of our counsel, Davis Polk & Wardwell LLP, the notes should be treated as “variable rate debt instruments” for U.S. federal tax purposes. See the discussion in the section of the accompanying prospectus supplement called “United States Federal Taxation―Tax Consequences to U.S. Holders―Floating Rate Notes―General.”

There are additional risks for investors who seek to treat the notes as “qualified replacement property.”

Both U.S. and non-U.S. holders of the notes should read the section of the accompanying prospectus supplement entitled “United States Federal Taxation.”

You should consult your tax adviser regarding all aspects of the U.S. federal tax consequences of an investment in the notes, as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction. Neither this document nor the accompany prospectus supplement address the potential consequences of an investment in the notes for the tax treatment of your other investments or transactions.

The discussion in the preceding paragraphs under “United States Federal Taxation,” and the discussion contained in the section entitled “United States Federal Taxation” in the accompanying prospectus supplement, insofar as they purport to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the notes.

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Floating Rate Notes due 2061 with Holder Put Right

Based on the Secured Overnight Financing Rate (SOFR)

(Using a Daily Compounding Calculation Method)

Notes Used as Qualified Replacement Property

Prospective investors seeking to treat the notes as “qualified replacement property” for purposes of Section 1042 of the Code (“Section 1042”) should be aware that Section 1042 requires the notes and their issuer to meet certain requirements in order for the notes to constitute qualified replacement property. In general, qualified replacement property is a security issued by a domestic operating corporation that did not, for the taxable year preceding the taxable year in which such security was purchased, have “passive investment income” in excess of 25 percent of the gross receipts of such corporation for such preceding taxable year (the “passive income test”). For purposes of the passive income test, where the issuing corporation is in control of one or more corporations or such issuing corporation is controlled by one or more other corporations, all such corporations are treated as one corporation (the “affiliated group”) when computing the amount of passive investment income under Section 1042.

Morgan Stanley Finance LLC expects that less than 25 percent of its affiliated group’s gross receipts will be considered passive investment income for the taxable year ending December 31, 2021. In making these determinations, we have made certain assumptions and used procedures which we believe are reasonable. Accordingly, Morgan Stanley Finance LLC, as issuer, expects that the notes should qualify as “qualified replacement property.” Morgan Stanley Finance LLC cannot give any assurance as to whether its affiliated group will continue to meet the passive income test. It is, in addition, possible that the Internal Revenue Service may disagree with the manner in which Morgan Stanley Finance LLC has calculated the affiliated group’s gross receipts (including the characterization thereof) and passive investment income or otherwise with the conclusions reached herein. Prospective U.S. investors seeking to treat the notes as qualified replacement property should consult their tax advisers regarding their qualification under Section 1042, the manner in which their tax basis in the notes will be determined and the consequences of investing, owning and disposing of Section 1042-eligible notes.

The notes are securities with no established trading market. No assurance can be given as to whether a trading market for the notes will develop or as to the liquidity of a trading market for the notes. The availability and liquidity of a trading market for the notes will also be affected by the degree to which purchasers treat the notes as qualified replacement property.

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Floating Rate Notes due 2061 with Holder Put Right

Based on the Secured Overnight Financing Rate (SOFR)

(Using a Daily Compounding Calculation Method)

Annex A
Supplemental Terms of the Notes

Early Repurchase

Subject to the procedures and terms set forth below, you may submit a request to have us repurchase all or a portion of your notes on any repurchase date during the term of the notes on or after the initial repurchase date. Any repurchase request that we accept in accordance with the procedures and terms set forth below will be irrevocable. To exercise the early repurchase right, you must submit notes for repurchase having an aggregate stated principal amount equal to the minimum repurchase amount of $100,000 or an integral multiple of $1,000 in excess thereof.

To request that we repurchase your notes, you must instruct your broker or other person through which you hold your notes to take the following steps:

▪	Send a notice of repurchase, substantially in the form attached as Annex B to this pricing supplement (a “repurchase notice”), to us via email at ms_qrp_notifications@morganstanley.com, with “Floating Rate Notes due 2061 with Holder Put Right, CUSIP No. 61773FFA6” as the subject line. We must receive this notice no later than 4:00 p.m., New York City time, thirteen months prior to the relevant repurchase date. We or our affiliate must acknowledge receipt of the repurchase notice on the same business day for it to be effective, which acknowledgment will be deemed to evidence our acceptance of your repurchase request;

▪	Instruct your DTC custodian to book a delivery versus payment trade with respect to your notes on the relevant repurchase date at a price equal to the repurchase amount payable upon early repurchase of the notes; and

▪	Cause your DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m., New York City time, on the day on which the notes will be repurchased.

Please note that different brokerage firms may have different deadlines for accepting instructions from their customers. Accordingly, you should consult the brokerage firm through which you own your interest in the notes in respect of those deadlines. If we do not receive your repurchase notice by 4:00 p.m., New York City time, thirteen months prior to the relevant repurchase date, or we (or our affiliates) do not acknowledge receipt of the repurchase notice on the same day, your repurchase notice will not be effective, and we will not repurchase your notes. Once given, a repurchase notice may not be revoked.

The calculation agent will, in its sole discretion, resolve any questions that may arise as to the validity of a repurchase notice and the timing of receipt of a repurchase notice or as to whether and when the required deliveries have been made. Questions about the repurchase requirements should be directed to ms_qrp_notifications@morganstanley.com.

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Morgan Stanley Finance LLC

Floating Rate Notes due 2061 with Holder Put Right

Based on the Secured Overnight Financing Rate (SOFR)

(Using a Daily Compounding Calculation Method)

Annex B
Form of Repurchase Notice

To: Morgan Stanley Finance LLC / MS_QRP_Notifications

Subject: Floating Rate Notes due 2061 with Holder Put Right, CUSIP No. 61773FFA6

Ladies and Gentlemen:

The undersigned holder of the above notes (the “notes”) hereby irrevocably elects to exercise, with respect to the number of the notes indicated below, as of the date hereof, the right to have you repurchase such notes on the repurchase date specified below as described in the pricing supplement dated March , 2022 relating to the notes. Terms not defined herein have the meanings given to such terms in the pricing supplement.

The undersigned certifies to you that it will (i) instruct its DTC custodian with respect to the notes (specified below) to book a delivery versus payment trade on the relevant repurchase date with respect to the number of notes specified below at a price per $1,000 stated principal amount note determined in the manner described in the pricing supplement, facing DTC 050 and (ii) cause the DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m., New York City time, on the repurchase date.

Very truly yours,

[NAME OF HOLDER]

Name:

Title:

Telephone:

Fax:

Email:

Number of notes surrendered for repurchase (minimum of $100,000 stated principal amount): ____________

Applicable repurchase date: _________________, 20__*

DTC # (and any relevant sub-account):

Contact Name:

Telephone:

Acknowledgment: I acknowledge that the notes specified above will not be repurchased unless all of the requirements specified in the pricing supplement are satisfied, including the acknowledgment by you or your affiliate of the receipt of this notice on the date hereof.

Questions regarding the repurchase requirements of your notes should be directed to: ms_qrp_notifications@morganstanley.com.

*Subject to adjustment as described in the pricing supplement and related prospectus supplement and prospectus.

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